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Exhibit 99.1

CONTACT:	Thomas T. Hendrickson Chief Administrative Officer and Chief Financial Officer The Sports Authority 720-475-2293	Investor/Press Relations: Chad A. Jacobs/Megan McDonnell Integrated Corporate Relations, Inc. 203-222-9013

THE SPORTS AUTHORITY ANNOUNCES HIRING DAVID CAMPISI AS
PRESIDENT OF MERCHANDISING

        Englewood, CO—November 4, 2004—The Sports Authority, Inc. (NYSE: TSA) today announced that David Campisi will join the company in the position of President of Merchandising reporting to Doug Morton, Chairman and Chief Executive Officer of The Sports Authority.

        Mr. Morton stated, "The appointment of David Campisi as President of Merchandising represents an important step in our ongoing efforts to strengthen our organization and enhance our operating platform. David joins us with a wealth of experience having spent his entire 26 year career in the retail industry, most recently with Kohl's Corporation. His unique blend of experience leading both softlines and hardlines merchandising categories will be a strong fit in the retail sporting goods sector. Additionally, we expect him to bring new energy and insight to our merchandising approach that will allow us to fully leverage our leadership position in the market."

        Mr. Campisi joins The Sports Authority from Kohl's Corporation, where he served as Executive Vice President, General Merchandise Manager—Women's Apparel, Accessories, Intimate, and Cosmetics, Kohl's largest division. Prior to Kohl's, Mr. Campisi held various senior level positions with retailer Fred Meyer, Inc., a division of The Kroger Company, including SVP-Director of Apparel, Home Hardlines & Softlines and SVP-General Merchandise Manager, Apparel. Mr. Campisi has also served in various buyer capacities with Meier & Frank, a division of May Department Stores and John A. Brown, a division of Dayton Hudson.

        The Sports Authority, headquartered in Englewood, CO, is one of the nation's largest full-line sporting goods retailers offering a comprehensive high-quality assortment of brand name sporting apparel and equipment at competitive prices. As of October 30, 2004 The Sports Authority operated 390 stores in 45 states under The Sports Authority®, Gart Sports®, Sportmart® and Oshman's® names. The Company's e-tailing websites, located at thesportsauthority.com, gartsports.com, sportmart.com and oshmans.com, are operated by GSI Commerce, Inc. under license and e-commerce agreements. In addition, a joint venture with AEON Co., Ltd. operates "The Sports Authority" stores in Japan under a licensing agreement.

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THE SPORTS AUTHORITY ANNOUNCES HIRING DAVID CAMPISI AS PRESIDENT OF MERCHANDISING